Exhibit 10.10.1

DATED 14 MARCH 2006

DEED OF COVENANT

relating to

THE CABLE INNOVATOR

between

DYVI CABLE VESSEL AS

and

GLOBAL MARINE SYSTEMS LIMITED

Bridgehouse Partners LLP

10 Old Bailey

London

EC4M 7NG

THIS DEED is dated 14 March 2006

PARTIES

(1)	DYVI CABLE SHIP AS incorporated and registered in Norway, whose registered office is at Munkedamsv 45, PO Box 1337 – Vika, 0112 Oslo, Norway (the “Mortgagor”).

(2)	GLOBAL MARINE SYSTEMS LIMITED incorporated and registered in England and Wales with company number 1708481 whose registered office is at New Saxon House, 1 Winsford Way, Boreham Interchange, Chelmsford, Essex CM2 5DP, United Kingdom (the “Mortgagee”).

BACKGROUND

(A)	The Mortgagor and the Mortgagee have entered into an agreement dated March 2006 (“the Agreement”) in which the Mortgagor has agreed to charter MV Cable Innovator to the Mortgagee and a Seller’s Credit Agreement dated March 2006 in which US$4,750,000 is advanced to the Mortgagor as deferred consideration.

(B)	The Mortgagor has agreed to grant the Mortgagee security by way of second priority mortgage to secure the amount of US$4,750,000 as security for the Mortgagor’s obligations under and performance of the Agreement.

(C)	To secure the performance by the Mortgagor of its obligations under the Agreement and this Deed including the payment to the Mortgagee of all principal, interest (including without limit, default interest) commissions, charges, costs, expenses, and other amounts which are or may at any time in the future become due and owing to the Mortgagee from the Mortgagor under or in connection with the Agreement and/or this Deed (“the Secured Indebtedness”), the Mortgagor as beneficial owner and as registered owner of 64 sixty-fourth shares in MV Cable Innovator, which is a UK ship registered with number 728488 (“the Vessel”), has granted to the Mortgagee a second priority mortgage on the Vessel in form MSF 4737 (“the Mortgage”) and has executed this Deed which is collateral to the Mortgage.

AGREED TERMS

1.	INTERPRETATION

1.1	The definitions in this clause apply in this deed.

Charged Property: the Vessel and the Requisition Compensation.

Days: means calendar days and “Business Days” means days (except Saturdays and Sundays) when banks are open for business in London.

Insurers: means the underwriters, insurance companies and mutual insurance associations with whom the Insurances are placed.

Requisition Documentation: means compensation payable because of requisition for title or other compulsory acquisition of the Vessel by any government but does not include requisition which only applies to the use of the Vessel.

Security Document: means any other document executed by the Mortgagor or any third party as security for payment to the Mortgagee of all or part of the Secured Indebtedness.

Security Period: means the time from the date of this Deed until the Secured Indebtedness has been paid in full to the Mortgagee.

Total Loss: means the actual or constructive or compromised or agreed total loss of the Vessel, the capture, seizure, arrest, detention or expropriation of the Vessel by any government or by a person acting or purporting to act on behalf of any government in circumstances where the Vessel is not released within thirty (30) days and the requisition for title or other compulsory acquisition of the Vessel by any government but not requisition which only applies to the use of the Vessel.

Vessel: includes any interest or share in the Vessel, the machinery, engines, equipment, fuel, lubricating oil and stores whether now the property of the Mortgagor or acquired by the Mortgagor in the future and all additions, improvements and replacements made to or in the Vessel.

1.2	Words and phrases defined in the Agreement shall bear the same meanings in this Deed unless expressly defined otherwise in this Deed.

1.3	In the event of any conflict between this Deed and the Agreement, the terms of the Agreement will prevail.

1.4	Any reference to a document is a reference to that document as it has been amended, supplemented or novated from time to time.

1.5	Any reference to a statute or statutory instrument or regulation is a reference to that statute, statutory instrument or regulation as it has been amended or re-enacted from time to time.

1.6	Any reference to winding-up, dissolution or bankruptcy includes the equivalent proceedings in the country in which the Mortgagor is incorporated or resident or has assets or liabilities and any reference to an administrator, receiver, administrative receiver, trustee or manager includes the equivalent official in such country.

1.7	Except where a contrary intention appears, a reference to a clause is a reference to a clause of this Deed.

1.8	Clause headings do not affect the interpretation of this Deed.

2.	PAYMENT BY MORTGAGOR

2.1	The Mortgagor undertakes to pay to the Mortgagee the Secured Indebtedness in accordance with the terms of the Agreement and this Deed.

2.2	The Mortgagor shall make all payments due to the Mortgagee to it in accordance with the Agreement.

2.3	The certificate of an officer of the Mortgagee as to the amount of the Secured Indebtedness at any time shall be conclusive and binding on the Mortgagor, save in the case of manifest error.

2.4	The Mortgagor shall pay on demand to the Mortgagee on an indemnity basis all the Mortgagee’s expenses (including legal costs and disbursements) incurred in connection with the protection of and the actual or attempted enforcement of the security created by the Mortgage and this Deed.

2.5	The Mortgagor shall pay interest on demand at LIBOR plus 2 on all amounts (including principal, interest, costs and amounts recoverable from the Mortgagor by way of indemnity) due but not paid by the Mortgagor to the Mortgagee under this Deed from the due date of payment until the date of the actual payment to the Mortgagee whether before or after judgment.

3.	MORTGAGES AND CHARGE

3.1	The Mortgagor warrants to the Mortgagee that prior to the execution of the Mortgage and this Deed it has not assigned, transferred, mortgaged or charged the Charged Property or any part of it to any other person other than in accordance with the first priority mortgage.

3.2	As security for the performance of its obligations under the Agreement and this Deed including the payment of the Secured Indebtedness to the Mortgagee the Mortgagor as legal and beneficial owner with full title guarantee, mortgages and charges the Vessel to the Mortgagee on the terms of this Deed.

3.3	The security created by the Mortgage and this Deed shall be held by the Mortgagee as a continuing security for the payment of the Secured Indebtedness and shall not be released or discharged by any intermediate payment or satisfaction of part of the Secured Indebtedness save in accordance with the provisions of the Agreement.

3.4	If any additional security is given to the Mortgagee under any other Security Document such security will not limit or affect the security created by the Mortgage and this Deed.

3.5	The Mortgage and this Deed shall remain in full force and effect until the Secured Indebtedness shall have been paid in full to the Mortgagee. When the Secured Indebtedness has been paid in full the Mortgagee shall discharge the Mortgage and this Deed and re-assign the Charged Property to the Mortgagor in accordance with the Agreement.

3.6	The Mortgagees shall have the right to consolidate their security and the restriction in Section 93 of the Law of Property Act 1925 shall not apply to this Deed.

4.	DEFAULT AND ENFORCEMENT

4.1	If any one or more of the Events of Default as defined below occurs then the Mortgagee shall have the rights and powers provided in Clause 4.3.

4.2	The “Events of Default” are as follows:-

(a)	an administrator, receiver, administrative receiver, liquidator or trustee or manager is appointed by a creditor or a court for all of part of the property of the Mortgagor;

(b)	the Mortgagor is in material breach of Agreement which has not been remedied within the time specified in the Agreement, or, if no time is specified, a reasonable time or takes any action or fails to take any action which in the reasonable opinion of the Mortgagee imperils the security created by the Mortgage and this Deed; and

(c)	upon termination of the Agreement, whether by way of cancellation or termination by breach, the Mortgagor has failed to comply with its obligations as to the settlement of claims brought or asserted by the Mortgagee.

4.3	On the occurrence of any Event of Default the Secured Indebtedness shall become immediately due and payable and the Mortgagees shall have the right and power:

(a)	to commence legal proceedings against the Mortgagor and/or the Vessel to obtain judgment for the Secured Indebtedness;

(b)	to order the master of the Vessel to proceed immediately at the Mortgagor’s risk and expense to a port or anchorage nominated by the Mortgagee;

(c)	to take possession of the Vessel and exercise all the rights and powers of a mortgagee conferred by law or by this Deed;

(d)	to sell the Vessel or any shares therein (whether as mortgagee under its power of sale, as attorney-in-fact for the Mortgagor or otherwise) in such manner and on such terms as the Mortgagee may decide with power to the Mortgagee to postpone the sale without being liable for any resulting loss;

(e)	to insure, maintain, repair, charter, operate, use, employ, manage or lay up the Vessel on such terms as they may consider appropriate without being responsible for any loss or damage to the Vessel (provided such loss or damage has not been caused by the wilful act or default of the Mortgagee);

(f)	to require all documents relating to the Insurances including all policies, cover notes and all claims correspondence to be delivered to the Mortgagee or to a broker or Mortgagee appointed by it;

(g)	to defend, pay or compromise all claims against the Mortgagor in connection with the Charged Property including those which have given or may give rise to any charge or lien on the Vessel whether ranking in priority to or subordinate to the Mortgage;

(h)	to institute, continue, release or compromise all claims by the Mortgagor against the Insurers, any other charterer or any other third party in connection with the Charged Property;

(i)	to combine and consolidate all accounts which the Mortgagor may have with the Mortgagee and to set off any credit balances on such accounts against the Secured Indebtedness; and

(j)	to recover from the Mortgagor on demand all amounts paid and payable and losses incurred by the Mortgagees in connection with the exercise of any of its powers and rights under the Agreement or this Deed.

4.4	Sections 93 and 103 of the Law of Property Act 1925 shall not apply to the Mortgagee’s power of sale in this Deed.

4.5	On any sale of the Vessel by the Mortgagee the purchaser shall have no duty to enquire whether the Mortgagee’s power of sale has become exercisable and the sale shall be deemed to be within the Mortgagee’s powers. The receipt by the Mortgagee for the purchase price shall be a sufficient discharge of the purchaser who shall not be concerned with the application of the proceeds of sale and the purchaser shall have the protection provided by Section 104 and 107 of the Law of Property Act 1925.

4.6	The net proceeds of a sale of the Vessel, any amounts received by the Mortgagee for the use of the Vessel by the Mortgagee under any of the Mortgagee’s rights or powers set out in this Deed and all other amounts including claims under the Insurances received by the Mortgagee under the terms of this Deed unless otherwise provided in this Deed shall be applied in the following order:

(a)	in payment of all amounts paid and payable and losses incurred by the Mortgagee (together with interest thereon) in connection with the exercise any of their powers and rights hereunder or otherwise;

(b)	in payment of the Secured Indebtedness and any other amounts payable by the Mortgagor under this Deed;

(c)	in payment of the balance (if any) to the Mortgagor or to the person entitled thereto.

4.7	In the event that the proceeds are insufficient to pay the amounts specified in paragraphs 4.6 (a) and 4.6 (b) above the Mortgagee shall have the right to recover the balance from the Mortgagor or any other person liable to pay such balance.

4.8	The Mortgagor hereby irrevocably appoints the Mortgagee as its attorney for the Security Period (with power to appoint sub-attorney) to the intent that the Mortgagee shall have full power to do all acts and sign all documents which the Mortgagor itself could do in relation to the Charged Property, including (but not limited to) selling the Vessel. The exercise of such power by or on behalf of the Mortgagee shall not put any person dealing with the Mortgagee upon any enquiry as to whether any amount is due under this Deed nor shall such person be in any way affected by notice that any such amount may not have become payable. The exercise by the Mortgagee of such power shall be conclusive evidence as between the Mortgagee and any third party of its right to exercise that power.

4.9	The Mortgagee shall have the power at any time after an Event of Default to appoint a receiver who shall be the agent of the Mortgagor and whose powers shall include (but not be limited to) those provided in Schedule 1 of the Insolvency Act 1986 (to the extent that they relate to the Charged Property).

4.10	Any failure by of the Mortgagee to exercise or any delay in the exercise of any right or power under this Deed shall not be deemed to be a waiver of such right or power nor shall any single or partial exercise of any such right or power prevent any further exercise of that or any other right or power. Any waiver or consent given by the Mortgagee under this Deed shall only be effective if given in writing.

4.11	The Mortgagee’s powers and rights under this Deed are cumulative and are in addition to any powers and rights which the Mortgagee may have in law or under any other Security Document and may be exercised at such times, as often and in such order as the Mortgagee as the case may be may decide in their respective discretion.

4.12	The granting of time by the Mortgagee or compounding with any other person or company liable to the Mortgagee under any other Security Document shall not in any way affect the Mortgagee’s rights against the Mortgagor or the Charged Property under the Mortgage and/or this Deed.

5.	INDEMNITY

5.1	The Mortgagor covenants to indemnify the Mortgagee against all amounts, liabilities and losses whatsoever which the Mortgagee may pay or incur in good faith from time to time in relation to the Charged Property.

5.2	If under any judgment or order or under any relevant statutory provision or as a result of the insolvency of the Mortgagor any amount due to the Mortgagee or any of them under this Deed is paid in a currency other than the currency in which it is contractually due to be paid and if the amount actually received by the Mortgagee as the case may when converted into the currency contractually due at the then current rate of exchange used by the Mortgagee is less than the amount due under Deed, then the Mortgagor as a separate obligation shall pay to the Mortgagee or any of them as the case may be the amount of such shortfall.

6.	INVALIDITY

6.1	If any provision in this Deed is rendered or declared void or unenforceable in whole or in part by any statute or regulation or any decision of any court or tribunal of competent jurisdiction then such determination or declaration shall not affect the validity of the remainder of this Deed which will remain in full force and effect.

7.	NOTICES, PROPERTY LAW AND JURISDICTION

7.1

Every notice or other communication to be given to the Mortgagor under this Deed shall be given to it in writing and shall be sent by post or delivered by hand addressed to it at Munkedamsvn 45 P.O.Box 1337-Vika 0112 Oslo, (or such other address in Norway or the United Kingdom as the Mortgagor shall notify the Mortgagee for this purpose) or may be sent to it by facsimile and shall be deemed to have been received if sent by fax or telex on the day of delivery or transmission, but if such a day is not a Business Day in Norway on the next following Business Day.

7.2	Every demand, notice or other communication to be given to the Mortgagee under this Deed shall be given to it in writing and may be sent by post or delivered by hand addressed to it at New Saxon House I Winsford Way Boreham Interchange Chelmsford Essex CM2 5DP (or such other address in Norway or the United Kingdom as the Mortgagee shall notify the Mortgagor for this purpose) or may be sent to it by facsimile and shall be deemed to have been received if sent by first class prepaid post within three (3) days after posting or if delivered by hand or sent by fax or telex on the day of delivery or transmission, but if such a day is not a Business Day on the next following Business Day.

7.3	Every notice or other communication to be given to the Mortgagors under this Deed shall be given to it in writing and shall be sent by post or delivered by hand addressed to it c/o the Mortgagor at the address or facsimile or telex number or email address set out in 7.1 above and shall be effective on the day of receipt by the Mortgagor but if such a day is not a business day in Norway on the next following business day.

7.4	The Mortgagor irrevocably submits to the jurisdiction of the High Court of Justice in England and appoints Messrs Prettys of 25 Elm Street Ipswich IP1 2AD to accept service of any legal proceedings issued by the Mortgagee in England against the Mortgagor under or in connection with this Deed and service on such person shall be deemed proper service on the Mortgagor. Such submission by the Mortgagor does not in any way limit the right of the Mortgagee to commence proceedings against the Mortgagor or the Charged Property in any other jurisdiction they consider appropriate.

8.	JURISDICTION

The parties to this agreement irrevocably agree that the courts of England and Wales shall have exclusive jurisdiction over any claim or matter arising under or in connection with this deed.

9.	GOVERNING LAW

This deed will be governed by and construed in accordance with the law of England and Wales.

This document has been executed as a deed and is delivered and takes effect on the date stated at the beginning of it.

Executed as a deed by DYVI
CABLE SHIP AS acting by
/s/ Kaj Berge
and

/s/ [Illegible]

Executed as a deed by GLOBAL MARINE SYSTEMS LIMITED acting by Paul Terry Rodgers and Beverley Pinborough	/s/ Paul Terry Rodgers Director

/s/ Beverley Pinborough
Secretary